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                                                                    EXHIBIT 99.1

CONTACT:                                              FOR IMMEDIATE RELEASE

Richard T. Browning
Chief Financial Officer
(203) 661-1926, ext. 6628

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619



            BLYTH, INC. REPORTS CONTINUED SALES GROWTH IN 2ND QUARTER
                         EPS, AT $0.38, INCREASES 11.8%

GREENWICH, CT, August 30, 2000: Blyth, Inc. (NYSE:BTH) reported today that second quarter Net Sales increased by 2.4% to $235,408,000 compared with $229,863,000 a year earlier. Operating Profit rose 4.0% to $31,288,000 when compared to $30,086,000 in the prior year period. Net Earnings for the quarter increased 10.5% to $18,158,000 from $16,430,000 a year earlier. Diluted Net Earnings Per Share for the first quarter were $0.38 per share, up 11.8% from $0.34 per share during the same period last year.

Net sales for the six months ended July 31, 2000 totaled $510,288,000 a 7.6% increase over the $474,136,000 reported a year ago. Operating profit for the six months increased 9.8% from $62,681,000 to $68,821,000. Net earnings of $39,179,000 increased 12.0% compared to $34,967,000 for the prior year period. Diluted Net Earnings Per Share were $0.81, up 14.1% compared to $0.71 for last year's first half.

Commenting on the second quarter results, Robert B. Goergen, Chairman of the Board and CEO, said "We are pleased to report continued solid earnings growth for the second quarter despite the slower than expected sales growth. The fundamentals of our business are firmly in place. We look forward to returning to stronger sales growth during the second half."

Several factors were noted with respect to sales growth in the second quarter. On an annualized basis, approximately 26% of Blyth's sales are outside the U.S. While Blyth has continued to experience double-digit sales growth as measured in local European currencies, a significant portion of these sales were made in euro-based countries where the average currency value during the second quarter declined approximately 11% year-to-year versus the U.S. dollar.

Secondly, while the majority of productivity measures for the direct sales channel were largely on target, the recruiting efforts for new independent sales consultants in the United States fell below expectations during the first half. This result may reflect the overall strength of the employment market, but, in any event, led to lower sales in the United States in the second quarter. Based on early indications from several recently implemented programs, management believes that renewed growth in sales will occur in the second half.

Finally, Blyth has chosen to de-emphasize and, in some cases, exit low margin product lines. Some of these product lines, such as citronella candles that were down over 50% year-to-year, traditionally experience their strongest sales levels in the second quarter. In addition, Blyth sold

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a significant portion of its Cultural Heritage business, resulting in a 28%
decline in that business' sales, year-to-year. Lastly, in Europe, the Company also de-emphasized certain low margin product lines in its recently acquired consumer retail businesses.

Higher EPS growth was achieved despite slower than anticipated sales for the following reasons:

o investments in global sourcing and technology, as well as further leveraging of administrative expenses, resulted in higher gross and operating margins,
o the continued globalization of the business resulted in a decreased tax rate from 38.4% to 37.2% in this year's second quarter, and
o the long-term growth strategy of de-emphasizing certain low margin product lines does not adversely affect earnings in the same way that it does sales.

Mr. Goergen also noted that, "We remain very encouraged about our growth prospects worldwide. For example, despite the challenges of re-focusing the German direct selling business, which was disrupted by legislative tax proposals in calendar 1999, our European expansion continues to yield solid sales growth, as measured in local currencies. We continue to outperform both the category and our larger competitors in the U.S mass channel, as measured by IRI, and we believe that our strategy to build the premium retail market while de-emphasizing less profitable areas will result in increased shareholder value over the intermediate term."

Blyth, Inc., headquartered in Greenwich, CT, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and environmental fragrance products, and markets a broad range of related candle accessories and decorative seasonal products. Its products are sold in the United States under various brand names, including Colonial Candle of Cape Cod-Registered Trademark-, PartyLite Gifts-Registered Trademark-, Kate's Original Recipe-TM-, CarolINA Designs-Registered Trademark-, Ambria-TM-, Florasense-Registered Trademark-, JeanMARIE-Registered Trademark- and FilterMate-Registered Trademark- and in Europe under the Gies, Liljeholmens and Colony brands. It is also a leading producer of portable heating fuel products sold under the Sterno-Registered Trademark- and Handy Fuel-Registered Trademark- brand names. Net Sales for the twelve months ended July 31, 2000 totaled $1,133,602,000.

Blyth, Inc. can be found on the Internet at www.blythinc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants in North America, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, and in the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2000, and in the Company's Annual Report on Form 10-K for the year ended January 31, 2000.

                                      # # #

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                                   BLYTH, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (Unaudited)


                                            Three Months    Three Months       Six Months         Six Months
                                           Ended July 31,   Ended July 31,    Ended July 31,    Ended July 31,
                                               2000              1999             2000              1999
                                           --------------   -------------     --------------    --------------

Net sales                                     $ 235,408         $ 229,863         $ 510,288         $ 474,136
Cost of good sold                                99,329            98,198           210,889           201,991
                                              ---------         ---------         ---------         ---------
     Gross profit                               136,079           131,665           299,399           272,145
Selling and shipping                             81,108            78,405           181,777           163,790
Administrative                                   22,635            22,535            46,705            44,399
Amortization of goodwill                          1,048               639             2,096             1,275
                                              ---------         ---------         ---------         ---------
                                                104,791           101,579           230,578           209,464
                                              ---------         ---------         ---------         ---------
     Operating profit                            31,288            30,086            68,821            62,681
                                              ---------         ---------         ---------         ---------

Other expense (income)
Interest expense                                  4,188             2,492             8,341             4,376
Interest income/other                              (585)              (64)           (1,164)             (184)
Equity in earnings of investees                     (64)              863               787             1,276
                                              ---------         ---------         ---------         ---------
                                                  3,539             3,291             7,964             5,468
                                              ---------         ---------         ---------         ---------

     Earnings before income taxes
     and minority interest                       27,749            26,795            60,857            57,213
Income tax expense                               10,323            10,287            22,762            21,970
                                              ---------         ---------         ---------         ---------
     Earnings before minority interest           17,426            16,508            38,095            35,243
Minority interest                                  (732)               78            (1,084)              276
                                              ---------         ---------         ---------         ---------
     Net earnings                             $  18,158         $  16,430         $  39,179         $  34,967
                                              =========         =========         =========         =========

Basic:
     Net earnings per common share            $    0.38         $    0.34         $    0.82         $    0.72
     Weighted average number of shares
     outstanding                                 47,940            48,488            47,959            48,714

Diluted:
     Net earnings per common share            $    0.38         $    0.34         $    0.81         $    0.71
     Weighted average number of shares
     outstanding                                 48,317            48,893            48,288            49,076
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

                                            CONSOLIDATED BALANCE SHEETS
                                                   (IN THOUSANDS)
                                                    (Unaudited)
                                           July 31, 2000     July 31, 1999
                                           -------------     -------------
Assets
     Cash and Cash Equivalents                $  35,302         $  20,172
     Accounts Receivable, Net                    77,569            75,081
     Inventories                                236,782           234,093
     Property, Plant & Equipment, Net           270,764           252,317
     Other Assets                               129,765           109,422
                                              ---------         ---------
                                              $ 750,182         $ 691,085
                                              =========         =========

Liabilities and Stockholders' Equity
     Bank Debt                                $  49,371         $ 215,813
     Senior Notes                                17,857            21,429
     Bond Debt                                  150,000                --
     Other Liabilities                          125,615           118,719
     Stockholders' Equity                       407,339           335,124
                                              ---------         ---------
                                              $ 750,182         $ 691,085
                                              ---------         ---------
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